EXHIBIT 99.1

Oxford Industries Announces New Independent Director

Carol B. Yancey Appointed to Board of Directors of Oxford Industries, Inc.

ATLANTA, Aug. 03, 2022 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE: OXM) today announced the appointment of Carol B. Yancey to the Company’s Board of Directors. Ms. Yancey retired as Executive Vice President and Chief Financial Officer of Genuine Parts Company on June 1, 2022 after more than 30 years in various executive and senior financial roles, including Corporate Secretary, Senior Vice President of Finance, Director of Shareholder Relations and Director of Investor Relations. Prior to joining Genuine Parts Company, she spent six years in public accounting. She is a Certified Public Accountant and received a Bachelor of Business Administration in Accounting from the University of Georgia’s J.M. Tull School of Accounting.

Ms. Yancey is a member of the board of directors, chair of the Audit Committee and a member of the Nominating and Governance Committee of BlueLinx Holdings Inc. She is a member of the Woodruff Arts Center Board of Trustees and the Board of Directors of the Atlanta Area Council of the Boy Scouts of America. She was named Public Company CFO of the Year in the Atlanta Business Chronicle’s 2020 CFO of the Year Awards.

“We are thrilled to welcome Carol to our Board,” commented Thomas C. Chubb III, Chairman and Chief Executive Officer of Oxford Industries. “Her exceptional track record of strategic leadership and insights into operational and governance matters, as well as her depth of experience in public company accounting and financial oversight, will be tremendous additions to our Board.”

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Contact:	Jevon Strasser
E-mail:	InvestorRelations@oxfordinc.com